Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our report dated January 30, 2004, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-120600) under the Securities Act of 1933 and Amendment No. 3 to the Registration Statement (Form N-4 No. 811-21613) under the Investment Company Act of 1940 of Variable Annuity Account B and the related Statement of Additional Information accompanying the Prospectus for the SecureDesigns Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
December 15, 2004